Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2021, in Post-Effective Amendment No. 1 to the Registration Statement (Form F-1 No. 333-238884) and related Prospectus of DoubleDown Interactive Co., Ltd. for the registration of 316,250 shares of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

March 29, 2021